Exhibit 4.3

No. 004058 EXECUTION VERSION

Loan Agreement

Knutsen Shuttle Tankers 14 AS

as Borrower

and

Mitsubishi UFJ Lease & Finance (Hong Kong) Limited

as Lender

in respect of one (1) 123,000 Suezmax shuttle tanker known as “MT HILDA KNUTSEN”

31 March 2017

THIS LOAN AGREEMENT (this “Agreement”) is entered into on 31 March 2017

BETWEEN:

(1)	KNUTSEN SHUTTLE TANKER 14 AS, a corporation organised and existing under the laws of Norway, having its organisation number 996 821 374 with the office at Smedasundet 40, 5529 Haugesund, Norway (the “Borrower”); and

(2)	MITSUBISHI UFJ LEASE & FINANCE (HONG KONG) LIMITED, a corporation organised and existing under the laws of Hong Kong, having its registered office at 402 Far East Finance Centre, 16 Harcourt Road, Hong Kong (the “Lender”).

RECITALS

(A)	The Borrower entered into the Existing Facility (hereinafter defined) in order to finance one (1) 123,000 dwt Suezmax shuttle tanker known as “MT HILDA KNUTSEN”, currently registered in the United Kingdom (the “Vessel”).

(B)	The Borrower is the owner of the Vessel.

(C)	The Borrower wishes to borrow from the Lender, and the Lender wishes to make available advance to the Borrower, an amount not exceeding the Commitment Amount (hereinafter defined), to assist the Borrower in the refinance of the Existing Facility, and to enable the Borrower to assist in the purchase and acquisition of another vessel by a Group (hereinafter defined) entity.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Advance” means the Advance to be disbursed in United States Dollars from the Lender to the Borrower hereunder on the Drawdown Date;

“Advisers” has the meaning given to it in clause 16;

“Agreed Currency” has the meaning given to it in clause 18.3(a);

“Annual Accounts” means the audited balance sheets and profit and loss statements of the Borrower and the Guarantor delivered or to be delivered to the Lender under clause 12.2(a)(i) (Financial Statements);

“Applicable Rate” means any of the following rates, for the purpose of calculation of interest and with respect to each Interest Period or other relevant period, as selected by the Lender at its sole discretion:

(a)	LIBOR; or

(b)	the rate per annum (which rate is conclusively certified by the Lender) at which deposits in the Agreed Currency are offered to the Reference Bank by prime banks in the Interbank Eurocurrency Market, as selected by the Lender, at 10:00 A.M. (Hong Kong time) two (2) Banking Days prior to the first day of such Interest Period or such relevant period or as of such other date and time as near thereto as practicably possible;

“Approved Accounting Principles” means NORGAAP in respect of the Borrower and USGAAP in respect of the Guarantor;

“Approved Shipbrokers” means any of Feanleys, Lorentzen & Stemoco, Clarksons Platou, Nordic Shipping or any other shipbroker that the Lender may approve;

“Assignment of Insurance” means a security agreement in the nature of an assignment of the Insurance in respect of the Vessel, to be given by the Borrower to and in favour of the Lender, in a form and content satisfactory to the Lender;

“Availability Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Commitment Last Day;

“Banking Day” means a day (other than Saturday and Sunday) on which dealings in United States Dollars are carried out in the Interbank Eurocurrency Market and which is also a day on which commercial banks are open for business in Oslo, Hong Kong, Tokyo, London and New York and such other cities as are relevant to the Lender’s procurement of funding under or with respect to this Agreement;

“Commitment” means the Commitment Amount, as the same may be transferred, reduced, cancelled or terminated under this Agreement;

“Commitment Amount” means the amount of One Hundred Million United States Dollars ($100,000,000);

“Commitment Last Day” means the numerically corresponding calendar day falling three (3) months after the date of this Agreement;

“Companies” means collectively the Borrower and the Guarantor, and “Company” means individually any or each of them;

“Current Assets” means the aggregate value of the Group’s (on a consolidated basis) or a Borrower’s (as the case may be) assets, which are treated as current assets in accordance with the Approved Accounting Principles;

“Current Liabilities” means the aggregate amount of the Group’s (on a consolidated basis) or a Borrower’s (as the case may be) liabilities, which are treated as current liabilities in accordance with the Approved Accounting Principles, but excluding instalments on long-term debt and Finance Leases which fall due during the next twelve (12) months;

“Deed of Covenants” means a deed of covenants as collateral to the Vessel Mortgage which shall be executed by the Borrower in favour of the Lender, in a form and content satisfactory to the Lender;

“Default” means an Event of Default or a Potential Event of Default;

“Drawdown Date” means the Banking Day upon which the Advance is disbursed from the Lender to the Borrower pursuant to clause 2, as specified by the Borrower in the Drawdown Notice;

“Drawdown Notice” means a notice requesting the Advance in the form set out in schedule 2;

“Drawing” means a utilisation by the Borrower of the Facility;

“Environment” means any and all living organisms (including man), ecosystems, gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock and all other natural resources or part of such resources, including artificial or man-made buildings, structures or enclosures;

“Environmental Approval” means any consent required under or in relation to Environmental Laws;

“Environmental Laws” means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls including judicial interpretation of any of the foregoing concerning the Environment or health and safety which are in existence now or in the future and are binding at any time on each Company in the relevant jurisdiction in which that Company has been or is operating (including by the export of its products or its waste to that jurisdiction);

“Earnings Account” means the Borrower’s USD ordinary account (account number 1250.04.71296) at DNB Bank ASA, Head Office, Oslo;

“Existing Facility” means a USD117,000,000 term loan facility dated 11 July 2011 entered into between, inter alia, the Borrower, the Guarantor, Nordea Bank Norge ASA, as amended and restated from time to time;

“Event of Default” means any event specified in clause 13.1 (List of Events);

“Facility” means the loan facility made available by the Lender under clause 2.1 (Facility);

“Factoring Agreement” means an agreement including a declaration of pledge entered or to be entered into between the Borrower and the Lender whereby the Borrower pledges to the Lender all claims arising from the Borrower’s business operation, in a form and content satisfactory to the Lender;

“Final Repayment Date” means the twenty-eighths (28th) Repayment Date;

“Finance Documents” means collectively:

(a)	this Agreement;

(b)	the Security Documents; and

(c)	any other document expressed to be made supplemental to and/or modifying any of the foregoing or entered into pursuant hereto or thereto,

and “Finance Document” means any of them;

“Finance Lease” means any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease;

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with NORGAAP or USGAAP (as relevant), be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the market to market value shall be taken into account);

“Financial Year” means the period of 12 months ending on 31 December in each year;

“Group” means the Guarantor and its Subsidiaries;

“Guarantee” means the guarantee to be executed by the Guarantor in favour of the Lender, in a form and content satisfactory to the Lender;

“Guarantor” means KNOT Offshore Partners LP, a limited partnership organised under the laws of the Marshall Islands listed on the New York Stock Exchange;

“Instalments” means twenty-eight (28) consecutive instalments of the Loan, which fall due on each of the Repayment Dates as set out in schedule 3;

“Insurance” means:

(a)	all contracts and policies of Hull and Machinery Insurance (such insurance shall be kept effective under the valued policies under which the Vessel shall be valued no less than one hundred and twenty per cent (120%) of the Loan Balance then outstanding), war and strike risks and other insurance to be taken out from time to time by and in the name of the Borrower and/or any bareboat charterer with any Insurer on and in respect of the Vessel; and

(b)	all entries and contracts and certificates of entry of the Vessel to be made by and in the name of the Borrower and/or any bareboat charterer in any P&I Club, pursuant to the provisions of the Vessel Mortgage, including a mortgagee interest insurance covering one hundred and ten per cent (110%) of the principal amount of outstanding Loan and additional perils insurance (pollution cover) covering one hundred and ten per cent (110%) of principal amount of outstanding Loan) relevant to the Vessel; or (where the context requires) means any or each of the Borrower’s rights, interests, titles, claims and/or benefits granted to or vested in the Borrower under the said contract(s) and policies of insurance and/or entry of the Vessel in the P&I Club;

“Insurer” means any such insurance company or underwriter or insurer as the Lender shall accept, with whom the Insurance (other than Insurance to be taken out with the P&I Club) shall from time to time be taken out on or in respect of the Vessel by the Borrower in accordance with the provisions of the Vessel Mortgage and of all relevant clauses of any of the other Finance Documents;

“Interest Payment Date” means the last day of the Interest Period;

“Interest Period” means each three (3) months period commencing on (and including) the Drawdown Date or in the case of subsequent Interest Periods, the immediately preceding Interest Payment Date and terminating on the numerically corresponding calendar dates falling three (3) calendar months from the Drawdown Date or in the case of subsequent Interest Periods, terminating on the relevant Interest Payment Date, PROVIDED THAT if the last day of any Interest Period is not a Banking Day, the immediately succeeding Banking Day shall be the last day of such Interest Period (unless such succeeding Banking Day falls in the next calendar month, in which event the last day of such Interest Period shall be the immediately preceding Banking Day) PROVIDED FURTHER THAT the last Interest Period shall end on the Maturity Date;

“Interest Rate” means the rate calculated in accordance with the provisions of clause 5 at which interest is from time to time payable on an Advance or the Loan Balance;

“LIBOR” means for the purpose of calculation of interest and with respect to each Interest Period or other relevant period, the rate per annum (which rate is conclusively certified by the Lender) at which deposits in United States Dollars are offered by prime banks in London Interbank Eurocurrency Market selected by the Lender to the Reference Bank (provided that if such rate is negative, the applicable rate shall be zero (0)), in the amount equal to the Loan Balance to be outstanding during the said Interest Period or any relevant amount, for a period equal to such Interest Period or such relevant period at 10:00 A.M. (Hong Kong time) on the day two (2) London Banking Days prior to the first day of such Interest Period or such relevant period or as of such other date and time as near thereto as practicably possible;

“Limited Partnership Agreement” means the partnership agreement dated 15 April 2013 in respect of the limited partnership of the Guarantor;

“Loan” means, where the context so requires, (i) the aggregate amount of the Advance disbursed from the Lender to the Borrower in accordance with clause 2 (Facility) or (ii) the outstanding balance of such sum at any relevant time hereunder;

“Loan Balance” means the outstanding principal amount of the Loan owing to the Lender at any relevant time as reduced by repayment(s) and/or prepayment(s);

“Loan Period” means the period from (and including) the date of this Agreement first above written up to (and including) the date upon which all the Outstanding Indebtedness shall have been paid to the Lender or its successors or assigns in full and during which period all the covenants, terms and conditions set out (expressly or by implication) in this Agreement and in any other Finance Documents have been duly performed, observed and complied with;

“London Banking Day” means a day on which dealings are carried out in London Interbank Eurocurrency Market and which is also a day on which commercial banks are open for business in London;

“Management Fee” has the meaning given to it in clause 10.1;

“Manager’s Undertaking” means an undertaking issued by KNOT Management AS, in a form and content satisfactory to the Lender;

“Margin” means two point two zero per cent (2.20%) per annum;

“Material Adverse Effect” means any effect, event, matter or circumstance:

(a)	which is materially adverse to:

(i)	the assets or financial condition of the Borrower or of the Companies (taken as a whole);

(ii)	the ability of the Borrower and/or the Guarantor to perform any of its obligations under any Finance Document; or

(b)	which results in any Security Document not providing to the Lender security over the assets expressed to be secured under that Security Document;

“Maturity Date” means the twenty-eighth (28th) Repayment Date;

“NORGAAP” means the Norwegian accounting requirements, practices and regulations as set out in the Norwegian Accounting Act of 17 July 1998 no. 56, and as recommended by the guidelines and standards from time to time issued by Norsk Regnskapsstiftelse, and the regulations and guidelines of the IFRS (if relevant) (all as amended or supplemented from time to time);

“Original Audited Accounts” means (a) the original audited accounts of the Borrower for the financial year ending 31 December 2016; and (b) the original audited accounts of the Guarantor for the financial year ending 31 December 2015;

“Outstanding Indebtedness” means the aggregate from time to time of all sums of money, including, without limitation, the Loan Balance and interest thereon, owing from the Borrower to the Lender under this Agreement and any other Finance Documents to which the Borrower is a party;

“P&I Club” means any such protection and indemnity association or club as the Lender shall accept, in which association or club the Vessel shall be entered and shall continue to be entered in the name of the Borrower and/or any bareboat charterer and with which association or club the Vessel shall be insured and shall continue to be insured, in accordance with all relevant provisions of the Vessel Mortgage and any of the other Finance Documents;

“Payment Currency” has the meaning given to it in clause 18.3(a);

“Pledge of Accounts” means a first priority pledge of the Earnings Account entered or to be entered into between the Borrower and the Lender, in a form and content satisfactory to the Lender;

“Potential Event of Default” means an event which, with the giving of notice, the lapse of time, the making of any determination, the fulfilment of any other condition or any combination of the foregoing will, or could reasonably be expected to, constitute an Event of Default;

“Reference Bank” means such prime bank or banks in Hong Kong as the Lender may determine at its sole discretion at any time during the Loan Period;

“Repayment Date(s)” means the first Repayment Date, which is the numerically corresponding calendar day falling three (3) months after the Drawdown Date, and each day which is the numerically corresponding calendar day three (3) month thereafter, PROVIDED THAT:

(a)	the last Repayment Date shall be the Maturity Date;

(b)	if any Repayment Date is not a Banking Day, the immediately succeeding Banking Day shall be such Repayment Date (unless such succeeding Banking Day falls in the next calendar month, in which event such Repayment Date shall be the immediately preceding Banking Day); and

(c)	if there is no such corresponding date in the relevant calendar month, that Repayment Date shall be the last Banking Day of such month;

“Restricted Party” means a person (i) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person); (ii) that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws; (iii) that is directly or indirectly owned or controlled by a person referred to in (i) or (ii) above; or (iv) with which the Lender is prohibited from dealing or otherwise engaging in transactions with by any Sanctions Laws;

“Sanctions Authority” means the Norwegian Kingdom, the United Nations, the European Union, the United Kingdom, the United States of America, Japan and any authority acting on behalf of any of them in connection with Sanctions Law, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’ Treasury (“HMT”);

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority, including, without limitation, the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT;

“Security Documents” means collectively:

(a)	the Vessel Mortgage (including any documentation to be delivered to the Lender under such Vessel Mortgage);

(b)	the Deed of Covenants;

(c)	the Assignment of Insurance (including any documents and instruments required to be delivered to the Lender under such Assignment of Insurance);

(d)	the Factoring Agreement;

(e)	the Pledge of Accounts;

(f)	the Share Pledge;

(g)	the Manager’s Undertaking;

(h)	the Guarantee; and

(i)	any other such document or documents creating, evidencing or granting a Security Interest in favour of the Lender as may have been or may hereafter be executed by any person to secure all or any of the Borrower’s obligations to the Lender under this Agreement;

“Security Interest” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security;

“Shares” means all the shares in the Borrower;

“Share Pledge” means a first priority share pledge in the Shares, executed or to be executed by KNOT Shuttle Tankers AS in favour of the Lender, in a form and content satisfactory to the Lender;

“Sponsor” means Knutsen NYK Offshore Tankers AS, a Norwegian company;

“Subsidiary” means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty (50) per cent of the voting capital or similar right of ownership, and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

“Taxes” means all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings (wherever imposed) and any charges in the nature of taxation together with interest thereon and penalties and fines in relation thereto, if any, and any payments made on or in relation thereof other than taxes on the overall net income of the Lender and “Taxation” shall be construed accordingly;

“Total Loss” means, in relation to the Vessel, (a) the actual or constructive or compromised or arranged total loss of the Vessel or (b) requisition for title or other compulsory acquisition of the Vessel other than requisition for hire or (c) capture, seizure, arrest, detention or confiscation of the Vessel by any government or by any persons acting or purporting to act on behalf of any government or by pirates or otherwise, unless the Vessel is released from such capture, seizure, arrest or detention within thirty (30) days after the occurrence thereof or (d) any other event which constitutes a total loss of the Vessel under the relevant policies of the Insurances;

“United States Dollars”, “US Dollars”, “Dollars”, “USD” or “$” mean the lawful currency, during the Loan Period, of the United States of America;

“USGAAP” means accounting principles generally accepted in the United States of America;

“Vessel” has the meaning given to it in recital (A) above;

“Vessel Mortgage” means a first priority UK ship mortgage over the Vessel which shall be executed by the Borrower in favour of the Lender, in a form and content satisfactory to the Lender; and

“Working Capital” means, on any date, Current Asset less Current Liabilities.

1.2	Interpretation

In this Agreement, unless a contrary intention appears:

(a)	a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors and permitted assignees or transferees;

(b)	references to clauses and schedules are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(c)	a reference to (or to any specified provision of) any agreement or document is to be construed as a reference to that agreement or document (or that provision) as it may be from time to time, amended, varied, supplemented, restated or novated;

(d)	a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(e)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(f)	words importing the plural shall include the singular and vice versa.

2.	THE FACILITY

2.1	Facility

Subject to the other provisions of this Agreement, the Lender agrees to make available to the Borrower, a United States Dollar loan facility in a maximum aggregate principal amount not exceeding the Commitment Amount, which shall be available by way of an Advance on the Drawdown Date.

3.	CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT

3.1	Initial Conditions Precedent

(a)	The Lender shall not be under any obligation to make the Advance available to the Borrower unless the Lender has received:

(i)	all of the documents and information specified in Part A of schedule 1 (Documentary Conditions Precedent) in a form and substance satisfactory to it no later than the tenth (10th) Banking Day prior to the Drawdown Date.

(ii)	any other evidence or documents as the Lender may request.

3.2	Additional Conditions Precedent

The obligation of the Lender to make the Drawing available is subject to the further conditions precedent that, on both the date of the Drawdown Notice and the Drawdown Date:

(a)	all of the documents and information specified in Part B of schedule 1 (Documentary Conditions Precedent) in a form and substance satisfactory to it on or before the Drawdown Date;

(b)	no Default has occurred and is continuing or will occur as a result of making the Advance; and

(c)	the representations and warranties set out in clause 11 (Representations and Warranties) which are made or repeated on the Drawdown Date are true and accurate by reference to the facts and circumstances then subsisting and will remain true and accurate immediately after the Advance is made.

3.3	Conditions Subsequent

The Borrower undertakes to deliver to the Lender all of the additional documents and other evidence listed as conditions subsequent in Part C of schedule 1 (Documentary Conditions Subsequent) in a form and substance satisfactory to the Lender, no later than five (5) Banking Days after the Drawdown Date.

3.4	Failure to Satisfy Conditions Precedent

If the conditions referred to in clause 3.1 (Initial Conditions Precedent) and clause 3.2 (Additional Conditions Precedent) have not been fulfilled or waived in writing on or before the last day of the Availability Period for the Facility:

(a)	all the Commitments will automatically be cancelled;

(b)	the Lender will cease to have any obligation to make any Drawing available; and

(c)	if the Drawdown Notice has been received by the Lender, the Borrower shall pay to the Lender an amount which the Lender may certify with evidence issued by any bank (such certificate to be conclusive and binding on the Borrower save for manifest error) as compensation for any direct loss, premium, penalty or cost incurred or to be incurred in liquidating or redeveloping deposits acquired to meet the drawdown requirement.

3.5	Failure to Satisfy Conditions Subsequent

If the conditions referred to in clause 3.3 (Conditions Subsequent) have not been fulfilled or waived by the Lender in writing on or before the date which is five (5) Banking Days after the Drawdown Date, an Event of Default shall be deemed to have occurred pursuant to clause 13.1(v).

4.	DRAWDOWN PROCEDURES

4.1	Delivery of Drawdown Notice

In order to utilise the Advance, the Borrower must deliver to the Lender a duly completed Drawdown Notice not later than 10:00 A.M. Hong Kong time on the fifth (5th) Banking Day before the proposed Drawdown Date.

4.2	Content of Drawdown Notice

The Drawdown Notice delivered to the Lender must be in the form set out in schedule 2 (Drawdown Notice).

4.3	Notices Irrevocable

The Drawdown Notice once given may not be withdrawn or revoked.

4.4	Warranty

The Drawdown Notice shall be deemed to constitute a warranty by the Borrower that the representations and warranties stated in clause 11 (Representations and Warranties) (updated mutatis mutandis) are true and correct on the date of the Drawdown Notice as if made on such date by reference to facts and circumstances existing on such date, and that no Default has occurred and is continuing.

4.5	Automatic Available Period

The Advance shall be made only on Banking Day(s) until the last day of the Availability Period. Any part of the Commitment Amount undrawn by 10.00 A.M. Hong Kong time on the last day of the Availability Period for the Facility will be automatically cancelled.

5.	INTEREST

5.1	Rate

The Interest Rate applicable to interest to be accrued on the Loan Balance for each Interest Period is the percentage rate per annum that is the aggregate of:

(a)	the Margin; and

(b)	the Applicable Rate.

5.2	Calculation

Interest shall accrue on the Loan Balance, for each Interest Period from (and including) the Drawdown Date through to the Maturity Date and will accrue daily from and including the first day of an Interest Period and shall be calculated on the number of days elapsed on the basis of a 360 day year.

5.3	Payment

The Borrower will pay to the Lender on each Interest Payment Date, for the relevant Interest Period, in arrears, interest on the Loan Balance on each Interest Payment Date after the Drawdown Date at the Interest Rate applicable to the relevant Interest Period.

5.4	Non-Banking Day

In the event that any Interest Payment Date should fall on a day which is not a Banking Day, such Interest Payment Date shall be extended to the immediately succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which case the Interest Payment Date shall be the immediately preceding Banking Day.

5.5	Notification

The Lender will notify the Borrower of each determination of an Interest Rate (including a default rate) for each Interest Period under this clause 5 as soon as reasonably practicable after any such determination is made.

5.6	Default Interest

Without affecting any other right, power or remedy of the Lender under or pursuant to this Agreement or any of the other Finance Documents, in the event that any amount (“defaulted amount”) payable under or pursuant to this Agreement or otherwise in respect of the Loan Balance (whether principal of, or interest on, the Loan Balance or any part thereof, or any other sum whatsoever payable hereunder) is not paid on its due date or on demand (if such amount shall become due and payable upon demand) or on the date of notice given by the Lender pursuant to clause 13 (Events of Default) or on such date as the Lender may specify in such notice, whichever comes first, such defaulted amount shall become payable in United States Dollars; and the Borrower shall pay the said defaulted amount in United States Dollars; together with interest accrued thereon during the period of such default (after as well as before judgment), such period consisting of the number of days actually elapsed after such due date or the date of such notice or the date specified in such notice, whichever comes first, until the full payment thereof, larger of four per cent (4%) per annum above the actual cost at which the Lender obtains funds from any financial institution or source for the purpose of this Agreement and (b) two per cent (2%) per annum above the Interest Rate in force immediately prior to such default, on the basis of a year of 360 days. In the event that the Lender suffers any loss of any kind whatsoever due to a delay in the payment of such defaulted amount, the Borrower shall pay a sum as shall be sufficient to cover such loss plus interest on such sum at the aforesaid rate from the date of such loss until such sum and interest are paid in full.

5.7	Compounding

Default interest will be payable on demand by the Lender and will be compounded at the end of each Interest Period for Advance and each Interest Period.

6.	REPAYMENT, PREPAYMENT AND CANCELLATION

6.1	Repayment

Effective as of the Drawdown Date, the Advance shall thereafter constitute the Loan.

The Borrower shall repay all of the Advance by way of repayment of the Loan in accordance with clause 6.2 (Instalments) and clause 7 (Payments) below.

6.2	Instalments

Subject to the terms and conditions set forth in this Agreement, the Loan shall be repaid by the Borrower to the Lender in twenty-eight (28) consecutive quarterly Instalments on each of the relevant Repayment Dates with a balloon payment on the last Repayment Date as set forth in schedule 3 (Repayment Schedule).

The first Instalment shall be payable on the first Repayment Date and the succeeding Instalments shall be payable on the succeeding Repayment Dates. The final Instalment shall be payable on the Maturity Date.

The amount of each Instalment due on any Repayment Date (other than the Maturity Date) shall be the amount determined by calculating the principal component in the amount of the Loan by level monthly consecutive payments in arrears of principal.

Notwithstanding the foregoing provision, the amount of the Instalment payable on the Maturity Date shall be the amount equal to the Loan Balance then outstanding on the Maturity Date, together with any other amount due and payable including interest.

6.3	Banking Day

In the event that any Repayment Date falls on a day which is not a Banking Day, such Repayment Date shall be extended to the immediately succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which case the Repayment Date shall be the immediately preceding Banking Day.

6.4	Voluntary Prepayment

The Borrower may prepay all or any part of the Loan Balance at any time, provided that:

(a)	such prepayment shall only be made on an Interest Payment Date;

(b)	the Lender has received no less than thirty (30) days’ irrevocable written notice from the Borrower of the proposed date and amount of the prepayment;

(c)	any partial prepayment is in a minimum amount of Five Million United States Dollars ($5,000,000) and, if greater, an integral multiple of Five Million United States Dollars ($5,000,000);

(d)	if paid other than on the last day of any Interest Period, the Borrower indemnifies the Lender under clause 18.2 (General Indemnity);

(e)	such prepayment shall only be made together with payment of (i) interest accrued on the Loan Balance to such prepayment date, and (ii) all other sums which shall have become due on or prior to the date of such prepayment pursuant to this Agreement;

(f)	the Borrower shall also pay all costs incurred by the Lender in respect of such prepayment which shall include the costs of discharging and releasing the Vessel Mortgage and other security (if any) granted for the Loan, if the Vessel Mortgage and security shall be, upon the prepayment of all of the Loan Balance, discharged and released pursuant to the terms thereof;

(g)	once such notice is given by the Borrower to the Lender, such notice shall constitute the irrevocable agreement of the Borrower to prepay the amount in such notice as far as the description of the above items is accurate;

(h)	the amount so prepaid shall not be available for re-borrowing under this Agreement; and

(i)	any partial prepayment shall be applied against the Instalments in inverse order of their maturity.

6.5	Total Loss

Notwithstanding anything to the contrary contained in this Agreement, if the Vessel becomes a Total Loss, the Borrower shall repay or pay to the Lender, within ninety (90) days of the occurrence of such Total Loss, the Loan Balance in full, together with (i) interest accrued on the Loan Balance to such prepayment date, (ii) all other sums which shall have become due on or prior to the date of such prepayment and (iii) any actual loss, liability, cost, claim, expense, proceeding or demand which the Lender suffers due to the Total Loss.

For the purpose of this Agreement:

(a)	an actual total loss of the Vessel shall be deemed to have occurred at the actual date and time when the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date on which the Vessel was last reported; and

(b)	a constructive total loss shall be deemed to have occurred at the date and time when notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not admit such a claim, at the date and time at which a total loss is subsequently adjudged by a competent court of law to have occurred.

6.6	Other Mandatory Prepayment

Notwithstanding anything to the contrary contained in this Agreement, if the market value of the Vessel evaluated by the Approved Shipbrokers (i) falls below one hundred and ten per cent (110%) of the Loan at any time in year one (1) to two (2) after the Drawdown Date; (ii) falls below one hundred and twenty per cent (120%) of the Loan at any time in year three (3) to four (4) after the Drawdown Date; (iii) falls below one hundred and twenty five per cent (125%) of the Loan at any time after year four (4) after the Drawdown Date, then the Borrower shall ,at the request of the Lender and unless otherwise agreed with the Lender within thirty (30) days after being notified in writing by the Lender, either:

(a)	repay or pay to the Lender the Loan Balance in part or in full, together with (i) interest accrued on the Loan Balance to such prepayment date, (ii) all other sums which shall have become due on or prior to the date of such prepayment and (iii) any actual loss, liability, cost, claim, expense, proceeding or demand which the Lender suffers due to the above (a) or (b); or

(b)	provide with the Lender an additional security (including cash collateral comprised of United States Dollars) in favour of the Lender in a form and content satisfactory to the Lender.

7.	PAYMENTS

7.1	By Borrower

On each date on which any amount is due from the Borrower under the Finance Documents, the Borrower shall pay (and cause such payment to be reached to the Lender’s account) that amount on that date to the Lender before 10:00 A.M. (Hong Kong time) on the due date for payment and in immediately available cleared funds to the account that the Lender from time to time designates for that purpose.

7.2	No Set-off or Deductions

All payments made by the Borrower under the Finance Documents must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding whatsoever. In the event that such deduction of withholding taxes or otherwise is required under existing or future laws as may apply, the Borrower shall forthwith pay to the Lender any additional amount that may be necessary to ensure that the net amount of the repayment of the Loan, interest and any other amount payable hereunder actually received by the Lender is equal to the amount that the Lender would have received had no withholding taxes or other taxes been withheld.

7.3	Banking Days for Payment

Subject to clause 6.3 (Banking Day), if any amount would otherwise become due for payment under any Finance Document on a day which is not a Banking Day, that amount shall become due on the immediately following Banking Day and all amounts payable under any Finance Document calculated by reference to any period of time shall be recalculated on the basis of that extension of time PROVIDED THAT if such next succeeding Banking Day falls in the next calendar month the due date thereof shall be the immediately preceding Banking Day.

7.4	Currency

The Borrower hereby acknowledges that this Agreement constitutes an international transaction in which the specification of the currency is of the essence. The payment obligations of the Borrower under this Agreement shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid upon prompt conversion to the currency in which payment shall be made under this Agreement under normal banking procedures does not yield the amount of such currency owing hereunder. In the event that any payment by the Borrower or the Guarantor whether pursuant to judgment or otherwise, upon conversion does not yield such amount of the currency, the Borrower shall pay such deficiency and the Lender shall have a separate cause of action against the Borrower for the additional amount necessary to yield the amount of such currency due and owing.

7.5	Application of Moneys

If any amount paid or recovered in relation to the liabilities of the Borrower under any Finance Document is less than the amount then due, the Lender shall apply that amount against amounts outstanding under the Finance Documents in the following order:

(a)	first, to any unpaid fees and reimbursement of unpaid expenses of the Lender;

(b)	second, to unpaid interest;

(c)	third, to unpaid principal; and

(d)	fourth, to other amounts due under the Finance Documents.

Any such application by the Lender will override any appropriation made by the Borrower.

8.	TAXES

8.1	Gross Up

If any deduction or withholding for or on account of Taxes or any other deduction from any payment made or to be made by the Borrower to the Lender under any Finance Document is required by law, then the Borrower will:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant Taxation or other authorities within the period for payment permitted by the applicable law, the amount which is required to be paid in consequence of the deduction (including the full amount of any deduction from any additional amount paid under this clause 8.1);

(c)	promptly pay to the Lender an additional amount equal to the amount required to procure that the aggregate net amount received by the Lender will equal the full amount which would have been received by it if no such deduction or withholding had been made; and

(d)	indemnify the Lender against any losses incurred by it by reason of:

(i)	any failure by the Borrower to make any deduction or withholding; or

(ii)	any such additional amount not being paid on the due date for payment of that amount.

8.2	Indemnity

Without prejudice to clause 8.1 (Gross Up), if, as a result of the introduction of, or a change in the interpretation or application of, any law or regulation relating to Taxation occurring after the date of this Agreement (or compliance by the Lender with any such law or regulation), the Lender (or any person on its behalf) is required to make any payment in relation to Tax (other than Tax on its overall net income) on or calculated by reference to the amount of any payment received or receivable by the Lender (or any person on its behalf) under any Finance Document (including under clause 8.1 (Gross Up)) or any liability in relation to any such payment is assessed, levied, imposed or claimed against the Lender (or any person on its behalf), the Borrower shall, on demand by the Lender, forthwith indemnify the Lender (or relevant other person) against that payment or liability and any losses incurred in connection with that payment or liability.

8.3	Filings

If the Borrower is required (or would in the absence of any appropriate filing be required) to make a deduction or withholding for or on account of Taxes or any other deduction contemplated by this clause 8, the Borrower and the Lender shall promptly file all forms and documents which the appropriate Tax authority may reasonably require in order to enable the Borrower to make relevant payments under the Finance Documents without having to make that deduction or withholding.

8.4	Tax Affairs

Nothing in this clause 8 shall oblige the Lender to disclose any information to any person regarding its Tax affairs or Tax computations or interfere with the right of the Lender to arrange its Tax affairs in whatever manner it thinks fit.

9.	CHANGE IN CIRCUMSTANCES

9.1	Increased Costs

In the event that any order of any court of competent jurisdiction, or any change in, or adoption of, any applicable law, order, regulation or regulatory requirement or any change in the official interpretation or application thereof by any governmental or other authority charged with the administration thereof or compliance by the Lender with any applicable order, direction, request or requirement (whether or not having the force of law) of any governmental or other authority shall:

(a)	require the Lender to make an entry of any reserve;

(b)	subject the Lender to Taxes or increase the Lender’s liability to Taxes with respect to the transaction herein contemplated, the Advance, the Loan, or any part thereof or any interest thereon;

(c)	change the basis of Taxation on the Lender with regard to payments of principal or interest or any sum due or to become due to the Lender under or pursuant to or in connection with this Agreement or any of the other Finance Documents or otherwise in respect of the Advance, the Loan or any part thereof (other than where the Taxes in effect after such change in basis is still a Tax on overall net income); or

(d)	impose on the Lender any other condition affecting funds for the Advance, the Loan Balance or any part thereof, or any interest thereon,

and the result of any of the foregoing is (in the opinion of the Lender) either directly to increase the cost to the Lender in making or maintaining the funds for the Advance, the Loan or the Loan Balance available to the Borrower hereunder, or to reduce the amount of any payment received or receivable by the Lender, in either case by an amount which the Lender deems material, then the Lender shall promptly give notice to the Borrower of the happening of such event, and the Borrower shall pay to the Lender, on demand from time to time, additional interest in such amount as the Lender may specify in such demand to be necessary to compensate the Lender for such increased cost or such reduction and the Borrower shall agree to change the interest rate to reflect such increased cost or reduction; provided always that the Borrower may prepay to the Lender within a period of thirty (30) days after receipt of such notice all (but not part only) of the Advance(s) or the Loan Balance, together with accrued interest thereon to the date of prepayment. Any such demand as is referred to in this clause 9.1 may be made at any time before or after the end of any Interest Period or other period to which such demand relates and at any time before or after the repayment or prepayment of all or any part of the Advance or the Loan Balance.

9.2	Market Collapse

In the event that, by reason of circumstances as provided in clause 9.1 (Increased Costs) or otherwise affecting the London Interbank Eurocurrency Market generally, the Lender is or may be unable or encounters difficulty in obtaining funds in the London Interbank Eurocurrency Market or in the event that, by reason of disturbance of the transactions in the London Interbank Eurocurrency Market or any circumstances affecting the London Interbank Eurocurrency Market generally, it is or may be, in the opinion of the Lender, impossible for the Lender to make the Advance, the Loan or maintain the Advance or the Loan Balance available to the Borrower, if the Lender so requests, the Borrower shall discuss a solution in good faith with the Lender for the period not exceeding thirty (30) days after such request. If the Borrower and the Lender fail to reach any appropriate solution, the interest rate on the Advance or the Loan Balance during the Interest Period shall be equal to the Margin above the effective cost (expressed as an annual rate) to the Lender in funding the Advance or the Loan Balance for that Interest Period and the Borrower shall on the last day of the Interest Period pay the whole of the Advance or the Loan Balance then outstanding, all accrued interest thereon and all other sums payable hereunder (but without penalty or premium) and this Agreement shall terminate forthwith upon the full payment thereof.

9.3	Illegality

If it is or becomes contrary to any law or regulation for the Lender to make any of the Facilities available or to maintain any Drawing or any Commitment, then the Lender may give notice to that effect to the Borrower, whereupon:

(a)	the Borrower will forthwith prepay all Advances then outstanding, together with all interest accrued on those Advances and pay all other amounts due to the Lender under the Finance Documents (including under clause 18.2 (General Indemnity)); and

(b)	the Lender’s undrawn Commitments (if any) will immediately be cancelled and the Lender will have no further obligation to make the Facilities available.

9.4	Conclusive Evidence

The certificate, determination or opinion of the Lender concerning any of the matters referred to in this clause 9 shall, in the absence of any manifest error, be conclusive and binding on the Borrower.

10.	FEES, EXPENSES AND STAMP DUTIES

10.1	Management Fee

(a)	The Borrower shall pay to the Lender a management fee (the “Management Fee”) in an amount equal to one per cent (1.00%) of the Commitment Amount.

(b)	The Management Fee shall be payable within ten (10) Banking Days after the signing of this Agreement.

(c)	The Management Fee shall be non-refundable.

10.2	Initial Expenses

The Borrower will on demand pay to the Lender, whether or not any Advance is made, the amount of all costs and expenses (including legal fees, fees payable to the Lender’s counsels, attorneys, accountants or other professionals and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by the Lender in connection with:

(a)	the drafting, negotiation, preparation, production, execution, completion and registration of the Finance Documents, and all documents, matters and things referred to in, or incidental to, any Finance Document;

(b)	any amendment, consent or suspension of rights (or any proposal for any of the same) relating to any Finance Document (and documents, matters or things referred to in any Finance Document);

(c)	the investigation of any Default; or

(d)	the Advance or the Loan.

10.3	Enforcement Expenses

The Borrower will on demand pay to the Lender, whether or not the Advance is made, the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) incurred by the Lender in connection with the preservation, enforcement or attempted preservation or enforcement of any of the Lender’s rights under any Finance Document (and any documents referred to in any Finance Document).

10.4	Stamp Duties, etc.

The Borrower will on demand, whether or not any Advance is made, indemnify the Lender from and against any liability for any stamp, documentary, filing and other duties, fees and Taxes (if any) which are or may become payable in connection with any Finance Document, Advance or the Loan, including any such duties, fees and Taxes payable by the Lender.

10.5	Payment of Costs and Expenses re Vessel Mortgage, Insurance, etc.

The Borrower hereby agrees to pay and ensure that the Borrower and the Guarantor shall be jointly and severally obliged to pay, without demand, to any such person as shall submit invoices and bills for the payment of fees, charges or expenses for the production or certification or modification of any document or instrument other than the Finance Documents (including, but not limited to, a letter of undertaking from an Insurer, and certificate of the provisional and permanent licence of the Vessel, of the preliminary and final registration of the Borrower’s ownership of the Vessel and of the Vessel Mortgage) being prepared, produced and/or executed for the purpose of full satisfaction of all terms of, or transactions contemplated under, all of the Finance Documents. If neither the Borrower nor any Guarantor pays but the Lender incurs such fees, charges and/or expenses or any part thereof, the Borrower hereby agrees to pay on demand to the Lender such fees, charges and expenses, whether or not the Loan is advanced and whether or not the Lender has paid such fees, charges or expenses.

10.6	Other Costs and Expenses

The Borrower further agrees to bear, and to ensure that the Borrower and the Guarantor shall jointly and severally bear, all other costs and expenses whatsoever incurred in connection with the Loan, the Finance Documents or the Vessel.

11.	REPRESENTATIONS AND WARRANTIES

11.1	Reliance

The Borrower represents and warrants as set out in the following provisions of this clause 11 and acknowledges that the Lender has entered into the Finance Documents and has agreed to provide the Loan in full reliance on those representations and warranties.

11.2	Incorporation

The Borrower is duly incorporated, validly existing and is in good standing under the laws of Norway and has the power to own its property and assets, including the Vessel, and carry on its business.

11.3	Power and Capacity

(a)	The Borrower has full power and authority to enter into and execute this Agreement, to borrow each Advance, to incur indebtedness and to perform all its obligations under this Agreement, and has taken all necessary corporate or other action to authorise the borrowing of each Advance and incurring of indebtedness under this Agreement and the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligations of the Borrower in accordance with the terms thereof.

(b)	The Borrower will, on or before the date of execution of each of the Finance Documents to which it is a party, have full power to enter into and execute each of the Finance Documents to which it is a party and have taken all necessary corporate and other action to authorise the execution, delivery and performance of the same; and each of the Finance Documents to which it is a party, when executed and delivered, will constitute the valid and binding obligations of the Borrower, in accordance with their respective terms.

11.4	No Contravention

Neither the execution and delivery by the Borrower or the Guarantor of any Finance Document to which it is respectively a party, nor the borrowing by the Borrower of the Advance or any part thereof, nor the incurring by the Borrower or the Guarantor of indebtedness or other obligation under this Agreement or the Guarantees, nor the performance or observance by the Borrower or the Guarantor of any of their respective obligations under or pursuant to any of the Finance Documents to which it is respectively a party, will or would:

(a)	conflict with, or result in any breach of or default under, any provision of any law, order, agreement, instrument, franchise, concession, license, permit, liability, obligation or duty applicable to any of them or by which any of them is bound; or

(b)	cause any limit on any of its borrowing, guaranteeing, mortgaging, charging or other powers (whether imposed by its constitutional documents or by agreement, instrument or otherwise), to be exceeded or limit the ability of its board of directors or officers to exercise any of such powers; or

(c)	create or result in, or (except as expressly contemplated by the Finance Documents) oblige any of them to create any assignment, mortgage, charge, pledge, lien or other security interest or encumbrance on or in respect of the whole or any part of their respective undertakings, properties, assets, revenues or rights, present or future.

11.5	Consents and Government Approval

(a)	All (if any) consents, authorities, approvals, licenses, permits, resolutions and waivers by the holders of any class of shares in each Company or from any of the creditors of the Borrower, or from any other party to any relevant deed or document, or from any governmental or other authority required for the execution, delivery and performance of this Agreement and the other Finance Documents and in order for the Borrower to borrow the Advance and incur indebtedness under this Agreement, have been duly obtained and passed and are in full force, validity and effect, or, as the case may be, will have been duly obtained and passed and will be in full force and effect on or before the date of the execution of each relevant Finance Document.

(b)	All necessary reports have been and will be timely and duly submitted to all relevant governments and authorities, and all necessary consents, approvals and waivers have been and will be obtained from all relevant governments and authorities in order for the Borrower to use the Loan or any part thereof.

(c)	All consents and filings required for the conduct of its business as presently conducted have been obtained and are in full force and effect.

11.6	No Defaults

(a)	No Default has occurred and is continuing.

(b)	No event is continuing which constitutes a default or which with the giving of notice or the lapse of time or making of any determination or fulfilment of any condition could reasonably be expected to constitute a default under any agreement or document to which any Company is party.

(c)	Neither the Borrower nor the Guarantor is in breach of or in default under any law or order applicable to it or under any agreement or other instrument to which it is a party or by which it or any of its respective assets or properties may be bound or affected or to which any other person is a party for whom it is responsible by reason of any guarantee, indemnity, law or order.

11.7	Litigation

No dispute, litigation, arbitration or administrative proceeding is current or pending or, so far as it is aware, threatened against any Company.

11.8	Environment

(a)	Each Company is and has at all times been in compliance with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of its business, if any, have been obtained and are in full force and effect.

(b)	To the best of its knowledge and belief having made due and careful enquiry, there are no circumstances which could reasonably be expected to prevent any Company from complying with any Environmental Law or any Environmental Approval.

(c)	To the best of its knowledge and belief, having made due and careful enquiry, there has been no act or omission by it, and no event or circumstance has arisen, in each case which has resulted in (or could result in) any third party taking any legal proceedings against or serving any notice on any Company under any Environmental Law or in the revocation, suspension, variation or non-renewal of, or in material expenditure being required in order to surrender, any Environmental Approval.

11.9	Original Accounts

(a)	The balance sheets and profit and loss statements of each of the Borrower with a director’s certificate and the audited balance sheets and profit and loss statements of the Guarantor most recently delivered to the Lender:

(i)	have been prepared in accordance with accounting principles and practices generally accepted; and

(ii)	fairly represent the financial condition of each of the Borrower and the Guarantor, respectively, as at the date to which they were drawn up.

11.10	Vessel

The Borrower is the sole legal and absolute owner of the Vessel.

11.11	Anti-bribery and corruption

Neither of the Companies nor any of its employees, representatives, agents, servants or contractors will pay, promise to pay or authorise the payment of any money or anything of value, directly or indirectly, whether as a bribe, pay-off, kickback, gift, commission or gratuity, to any public officials for the purpose of illegally or improperly inducing any government or corporation in public sector to make a buying or selling decision or illegally or improperly influencing any public official of present or prospective government or public sector customers of the Companies in obtaining or retaining business or taking any other improper action favourable to the Companies.

11.12	International sanctions

(a)	The Companies and their joint ventures, their respective directors, officers, employees, agents or representative have been and are in compliance with the Sanctions Laws.

(b)	None of the Companies, their joint ventures, and their respective directors, officers, employees, agents or representatives (i) is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or (ii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

11.13	Information

The information furnished by the Borrower to the Lender in connection with the Facilities does not contain any factual statements which are materially incorrect and is not misleading.

11.14	Material Adverse Change

There has been no material adverse change in the financial condition of any of the Borrower and the Guarantor respectively since the date to which the respective Original Audited Accounts were prepared.

11.15	Repetition

The representations and warranties in this clause 11 are made on the date of this Agreement and shall be deemed repeated on the date of each Drawdown Notice, on each Drawdown Date and on the first day of each Interest Period, in each case by reference to the facts and circumstances existing on that date, except that the representations and warranties set out in clauses 11.7 (Litigation), 11.13 (Information) and 11.14 (Material Adverse Change) shall not be repeated after the Drawdown Date.

12.	UNDERTAKINGS

12.1	Duration of Undertakings

The Borrower undertakes to the Lender in the terms of this clause 12 from the date of this Agreement until all amounts outstanding under the Finance Documents have been discharged and the Lender has no further Commitment or obligations under the Finance Documents.

12.2	Affirmative Undertakings

(a)	Information and Accounting Undertakings

(i)	Financial Statements

The Borrower shall, and shall procure that the Guarantor shall, deliver to the Lender as soon as available upon demand by the Lender during the Loan Period, and in any event within one hundred and twenty (120) days after the end of each Financial Year, copies of the Annual Accounts as at the end of and for that Financial Year, all prepared in accordance with generally accepted accounting principles;

(ii)	Vessel Information

The Borrower shall, and shall ensure that the Guarantor shall:

(A)	provide the Lender with accounting, financial and other such information relating to the Vessel as the Lender may from time to time reasonably request;

(B)	promptly on request, furnish the Lender with (i) a copy of the most up-to-date certificate of the registration of the Vessel, (ii) a copy of the most up-to-date certificate or documentary evidence of the registration of the ownership in the Borrower’s name and of the Vessel Mortgage at the relevant authority in the United Kingdom; (iii) a copy of survey reports in respect of the Vessel; (iv) all such information as the Lender may from time to time require regarding the Vessel, its employment, position and engagements, particulars of all towages and salvages, and copies of all charters and other contracts for the use or employment or otherwise concerning the Vessel and (v) a valuation report of the Vessel by independent valuers acceptable to the Lender;

(iii)	Defaults

(A)	The Borrower will notify the Lender forthwith upon becoming aware of the occurrence of a Default and will from time to time on request supply the Lender with a certificate duly signed by any of its directors certifying that no Default has occurred and is continuing or, if that is not the case, setting out details of any Default which is outstanding and the action taken or proposed to be taken to remedy it.

(B)	The Borrower shall, and shall ensure that the Guarantor shall, promptly inform the Lender of any Event of Default, or any Potential Event of Default, or any other occurrence of which it becomes aware which, in its reasonable opinion, would adversely affect the ability of it or the Guarantor fully to perform any of their respective obligations under or pursuant to this Agreement or any of the other Finance Documents to which any of them may be a party.

(iv)	Other Information

The Borrower will promptly deliver to the Lender:

(A)	details of any litigation, arbitration, administrative or regulatory proceedings relating to it;

(B)	at the same time as it is sent to its creditors, any other document or information sent to any class of its creditors generally (excluding for this purpose creditors which are Companies); and

(C)	any other information relating to the financial condition or operation of any Company which the Lender may from time to time reasonably request.

(b)	Legal Compliance Undertaking

(i)	The Borrower shall always comply with any and all conditions set out by the competent government, for and in connection with the borrowing by the Borrower or the advance by the Lender of the Loan or the execution or performance of this Agreement.

(ii)	The Borrower shall ensure that by the Drawdown Date, the competent authority has issued, in favour of the company which engages in the operation and management of the Vessel, the Company’s Document of Compliance as required by ISM Code. Promptly after the issuance, the Borrower shall provide the Lender with a photocopy of the permanent Ships’ Safety Management Certificate on the Vessel and the Company’s Document of Compliance referred to above.

(iii)	The Borrower shall take any and all procedures and steps so as to comply with the provisions of all laws, regulations and requirements from time to time applicable to the Vessel.

(iv)	The Borrower shall unconditionally comply with any laws, regulations, orders, guidelines and conditions governing the transactions herein contemplated and as amended, newly enacted, established or made after the execution of this Agreement and shall indemnify the Lender and keep the Lender indemnified against any loss, damage and expenses suffered or incurred in connection therewith or arising therefrom.

(v)	The Borrower will obtain and maintain in full force and effect all consents and filings required under any applicable law or regulation to enable it to perform its obligations under each Finance Document and for the validity, enforceability or admissibility in evidence of each Finance Document.

(c)	Flag Change

(i)	The Borrower, forthwith upon the first request of the Lender so to do, and always subject to consent from the charterer of the Vessel, will procure the transfer of the Vessel to an alternative flag (including, but not limited to, the UK, NIS, Malta, Isle of Man and Bermuda) acceptable to the Lender in circumstances where the Lender is of the reasonable opinion, based on the advice of the Lender’s local legal counsel, that the security constituted by the Vessel Mortgage has been weakened or jeopardised by the changes to the law of the flag under which the Vessel is registered at that time and on such transfer of flag, the Borrower shall execute and deliver, or procure that there be executed and delivered, to the Lender such Finance Documents as the Lender may require which are equivalent to the security held by the Lender under the previous flag, at the cost and expense of the Borrower.

(ii)	The Borrower, whenever requested by the Lender so to do (which requests shall be made by the Lender only at reasonable intervals), shall procure that evidence is delivered satisfactory to the Lender on the general condition and seaworthiness of the Vessel prepared by surveyors approved by the Lender (each such survey to be carried out at the Borrower’s expense).

(d)	Insurances

The Borrower shall do or cause to be done all other acts and things which are, in the Lender’s opinion, necessary or desirable to assign to and confer upon the Lender all rights under, and the full benefit of the Insurance on or in respect of the Vessel. The Borrower hereby undertakes to procure that at all times throughout the Loan Period the Insurances in respect of the Vessel shall be satisfactory to the Lender and agree that, when necessary in the Lender’s reasonable opinion, the Lender may, at the cost and expense of the Borrower, commission an independent insurance expert to review the

Insurances of the Vessel and the Borrower hereby agrees to implement or procure such action as the Lender may require in relation to those Insurances after such review.

(e)	Maintenance of Status and Authorisation

The Borrower will do all things necessary to maintain its corporate existence.

(f)	Pari Passu Ranking

The Borrower will ensure that the claims of the Lender against it under the Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors (actual or contingent) except those whose claims are preferred solely by operation of law.

(g)	Entry into the US territory

The Borrower shall, before the Vessel is entering into the territorial waters of the United States of America, certify that the Vessel is in compliance with all the regulations in the United States of America relevant to the Vessel, including oil pollution regulations and requirements with respect to certificate of financial responsibility which shall be arranged with insurers and on terms approved by the Lender.

12.3	Negative Undertakings

(a)	Undertaking in relation to the Vessel

The Borrower shall not sell, transfer, assign or in any way dispose of all or part of or any share in the Vessel, or permit any mortgage, charge, pledge or lien to exist upon the Vessel (other than (a) under the relevant Finance Documents, (b) those approved by the Lender and (c) liens for current crews’ wages and liens for salvage).

(b)	Amalgamations and Joint Ventures

(i)	The Borrower will not amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction.

(ii)	The Borrower will not enter into any joint venture, partnership or similar arrangement with any person without the Lender’s prior written consent.

(c)	Change of Business

The Borrower will not make a material change to the nature of its business.

(d)	Disposals

The Borrower will not (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, license, lease out or otherwise dispose (each a “disposal”) of any of its assets or agree to do so, without the Lender’s prior written consent, other than:

(i)	any disposal on arm’s length terms in the ordinary course of trading; and

(ii)	any disposal of obsolete equipment no longer required for the purposes of the business carried on by the Borrower.

(e)	Negative Pledge

The Borrower will not create or agree to create or permit to subsist any Security Interest over any part of its assets, other than:

(i)	any Security Interest granted by the Finance Documents;

(ii)	liens securing obligations no more than thirty (30) days overdue, arising by operation of law and in the ordinary course of trading;

(iii)	Security Interests arising out of title retention provisions in a supplier’s standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by the relevant Company in the ordinary course of trading; and

(iv)	Security Interests over goods and documents of title to goods arising in the ordinary course of documentary credit transactions entered into by a Company in the ordinary course of trading.

(f)	Shareholding

The Borrower shall ensure that (i) KNOT Shuttle Tankers AS will not assign, transfer, sell, pledge, mortgage, hypothecate, or otherwise dispose of any of its Shares to a third party without the Lender’s prior written consent; (ii) KNOT Offshore Partners UK LLC will not assign, transfer, sell, pledge, mortgage, hypothecate, or otherwise dispose of any of its shares of KNOT Shuttle Tankers AS to a third party without the Lender’s prior written consent; and (iii) the Guarantor will not assign, transfer, sell, pledge, mortgage, hypothecate, or otherwise dispose of any of its shares of KNOT Offshore Partners UK LLC.

(g)	Documents

The Borrower shall not cancel, terminate, alter, amend or modify or cause or permit or suffer to be cancelled, terminated, altered, amended or modified any of the agreements (including, but not limited to, the Finance Documents) or other documents supplied to the Lender which are material in relation to this Agreement.

(h)	Other Business

The Borrower shall not carry on nor engage in or be concerned with any business or activities except for those referred to in any of the Finance Documents and activities incidental thereto.

(i)	Acquisitions

The Borrower will not acquire any assets or shares, without the Lender’s prior written consent, other than:

(i)	in the ordinary course of its trading activity; and

(ii)	an asset acquired by the Borrower from another Company provided such acquisition is not otherwise restricted by this Agreement or any other Finance Document.

12.4	Exceptions

(a)	Intercompany loans, disposals and dividends

(i)	As long as no Event of Default has occurred and is continuing, the Borrower and the Guarantor shall be allowed to make and grant intercompany loans or deposits and to freely accept and grant equity contributions in any form to or from companies within the Group; and

(ii)	As long as no Event of Default has occurred and is continuing the Borrower and the Guarantor shall be allowed to declare dividends, reduction of share capital or other distribution to its shareholders.

13.	EVENTS OF DEFAULT

13.1	List of Events

Each of the events set out in this clause 13.1 constitutes an Event of Default, whether or not the occurrence of the event concerned is outside the control of the Borrower or the Guarantor.

(a)	Payment Default

(i)	The Borrower fails to pay on the due date any amount payable by it under any Finance Document at the place at which and in the currency in which it is expressed to be payable;

(ii)	The Guarantor fails to pay on demand any sum demanded by the Lender under the Guarantee,

provided that if such failure is caused by an administrative or technical eror and payment is made by the Borrower or the Guarantor, as applicable, within three (3) Banking Days of its due date, such event shall not be deemed as an Event of Default.

(b)	Breach of Other Obligations

(i)	The Borrower fails to comply with any of its obligations under any Finance Document (whether or not the relevant obligation is enforceable against the Borrower), other than those specified in clause 13.1(a) (Payment Default) and, if that failure is in the opinion of the Lender capable of remedy, it is not remedied within fifteen (15) Banking Days of the earlier of:

(A)	the Lender notifying the Borrower of that default; and

(B)	the Borrower becoming aware of the relevant matter.

(ii)	The Guarantor fails to comply with any of their obligations under the Guarantee (whether or not the relevant obligation is enforceable against the Guarantors), other than those specified in clause 13.1(a)(ii) (Payment Default) and, if that failure is in the opinion of the Lender capable of remedy, it is not remedied within fifteen (15) Banking Days of the earlier of:

(A)	the Lender notifying the Guarantor of that default; and

(B)	the Guarantor becoming aware of the relevant matter.

(c)	Misrepresentation

Any representation, warranty or statement which is made or deemed to be made by the Borrower in any Finance Document or is contained in any certificate, statement or notice provided under or in connection with any Finance Document is incorrect in any respect when made (or when deemed to be made or repeated) and, if the circumstances giving rise to that default are in the opinion of the Lender capable of remedy, they are not remedied within 15 Banking Days of the earlier of:

(i)	the Lender notifying the Borrower of that default; and

(ii)	the Borrower becoming aware of the relevant matter.

(d)	Invalidity and Unlawfulness

(i)	Any provision of any Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is contested by any person (other than the Lender) or any party to any Finance Document denies the existence of any liability or obligation on its part under any Finance Document.

(ii)	It is or becomes unlawful under any applicable jurisdiction for the Borrower or any of the Guarantor to perform or fulfil any of its covenants or obligations under any Finance Document to which it is a party, or for the Lender to exercise any of the rights, powers or remedies vested in it under or pursuant to any of the Finance Documents, or otherwise.

(e)	Insolvency, Receivership, Administration and Arrangements with Creditors

(i)	Any order is made, any resolution is passed or any other action is taken for the suspension of payments, protection from creditors or bankruptcy of any Company, including, without limitation, where the Borrower or any of the Guarantor stops payment to creditors generally, or is unable or admits inability to pay its debts when and as they fall due.

(ii)	A petition for bankruptcy, corporate reorganisation, compromise or any other legal insolvency proceeding under any law is filed against any Company with any competent court either by itself or by any person.

(iii)	A liquidator, receiver or trustee, of any Company or of all or a substantial part of its assets, is appointed by any competent court or other authority.

(iv)	Any creditor of any Company exercises a contractual right to take control over the whole or any substantial part of its respective business or to assume financial or managerial control thereof.

(v)	Any encumbrance takes possession of, or a receiver or administrator or similar officer is appointed over or in relation to, all or any part of the assets of any Company.

(vi)	A petition is presented, a meeting is convened, an application is made or any other step is taken for the purpose of appointing an administrator or receiver or other similar officer of, or for the making of an administration order in relation to any Company.

(vii)	Any Company convenes a meeting of its creditors generally or proposes or makes any arrangement or composition with, or any assignment for the benefit of, its creditors generally.

(viii)	Any Company proposes or enters into any negotiations for or in connection with the rescheduling, restructuring or re-adjustment of any indebtedness by reason of, or with a view to avoiding, financial difficulties.

PROVIDED ALWAYS that in relation to any Company, other than the Borrower or the Guarantor, an Event of Default shall only be triggered if the occurrence of the event in this sub-clause (e) could reasonably be expected to have a Material Adverse Effect on the Borrower or the Guarantor.

(f)	Winding-Up

(i)	Any meeting of the Borrower or the Guarantor is convened for the purpose of considering any resolution for (or to petition for) its winding-up or the Borrower or the Guarantor passes such a resolution.

(ii)	A petition is presented for the winding-up of the Borrower or the Guarantor or an order is made for the winding-up of the Borrower or the Guarantor.

(g)	Attachment or Process

An order or decree or judgment for attachment, provisional attachment or provisional disposal is enforced against any of the Borrower or the Guarantor, the Vessel or any assets or property owned by any of the Borrower or the Guarantor by any person with any competent court or other appropriate authority and such enforcement is not discontinued, cancelled, dismissed or discharged within thirty (30) consecutive days; or any in rem proceedings or arrest proceedings of any kind against the Vessel (whether before or after the delivery of the Vessel to the Borrower) is initiated in any country and the Vessel is not released from such proceedings within 30 consecutive days.

(h)	Cessation of Business

The Borrower or the Guarantor ceases, or threatens or proposes to cease, to carry on all or a substantial part of its business, or a substantial part of the business, property or assets of the Borrower or the Guarantor is seized or appropriated.

(i)	Compulsory Acquisition

All or any part of the assets of any Company are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any central or local governmental authority and such occurrence could be expected to have a Material Adverse Effect on the Borrower or the Guarantor.

(j)	Security Interests

(i)	Any Security Interest affecting the business, undertaking or any of the assets of a Company becomes enforceable, whether or not steps are taken to enforce the same and such occurrence could be expected to have a Material Adverse Effect on the Borrower or the Guarantor.

(ii)	Either of the Borrower or the Guarantor does, suffers or omits anything the result of which, in the opinion of the Lender, may imperil the security created by any of the Finance Documents.

(iii)	By reason of any order of any court of competent jurisdiction, or any change in, or extension of, any applicable law, order, regulation or regulatory requirement, or in the official interpretation or application by any governmental or other authority charged with the administration thereof, it appears to the Lender that it has or will become unlawful for the Lender to have, or be granted or allowed to have, any right, interest, power, security, remedy or claim which is or shall be in the future given or granted to the Lender under any of the Finance Documents against any of the Borrower or the Guarantor and/or the Vessel or any of the other property or assets of any of the Borrower or the Guarantor.

(k)	Cross Default

(i)	Any Financial Indebtedness of the Borrower or the Guarantor:

(A)	is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or

(B)	becomes due and payable (or capable of being declared due and payable) before its normal maturity or is placed on demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default (however described);

(ii)	the Borrower or the Guarantor fails to perform or observe any covenant or agreement to be performed or observed by it contained in any other agreement or in any instrument evidencing any of its indebtedness and, as a result of that failure, any other party to that agreement or instrument is entitled to exercise, and has not irrevocably waived, the right to accelerate the maturity of any amount owing thereunder; or

(iii)	any promissory note or cheque issued by any of the Borrower or the Guarantor or any bill of exchange payable by any of the Borrower or the Guarantor is dishonoured,

provided that no Event of Default will occur under this clause 13 (other than in the case of (iii) above) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) and (ii) above is less than USD 8,000,000 (or its equivalent in any other currencies).

(l)	Breach of Financial Covenants

Either the Borrower or the Guarantor (as applicable) is in any of the following status:

(i)	Liquidity. In case of the Guarantor (on a consolidated basis), at any time during the Loan Period, has cash and cash equivalents of less than Fifteen Million United States Dollars ($15,000,000) (i) plus an amount of One Million Five Hundred Thousand United States Dollars ($1,500,000) for each vessel owned by the Guarantor with no time charterparty with less than twelve (12) months firm period, and (ii) plus an amount of One Million United States Dollars ($1,000,000) for each vessel owned by the Guarantor in excess of eight (8) vessels;

(ii)	Negative Working Capital. In case either of the Borrower or the Guarantor, at any time after the Drawdown Date, has a negative Working Capital;

(iii)	Minimum Equity Ratio. In case of the Guarantor’s (on a consolidated basis) equity ratio becomes less than thirty per cent (30%);

(iv)	Interest Coverage Ratio. In case of the Guarantor’s (on a consolidated basis) interest coverage ratio becomes less than two point five per cent (2.5%);

(v)	Loss of Property. In case a substantial part of either the Borrower’s or the Guarantor’s business or asset has been destroyed, abandoned, seized, appropriated or forfeited for any reason provided that, in the reasonable opinion of the Lender, such occurrence has or is reasonably likely to have a Material Adverse Effect.

(m)	Litigation

Any litigation, arbitration or administrative proceeding is commenced by or against any Company which is reasonably likely to be resolved against the relevant Company and if so resolved could reasonably be expected to have a Material Adverse Effect on the Borrower or the Guarantor.

(n)	Material Adverse Change

At any time there occurs any event or default not mentioned in any of the provisions of this clause 13.1 which, in the opinion of the Lender, could reasonably be expected to have a Material Adverse Effect.

(o)	Modification, Suspension or Cancellation of Approvals, etc.

Any consent, authority, approval, licence, permit, resolution or waiver referred to in clause 11.5 (Consents and Government Approval) of this Agreement or otherwise in respect of any transaction or obligation contemplated in any Finance Document is modified in a manner unacceptable to the Lender or is wholly or partially revoked, withdrawn, suspended or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect and such circumstances are considered by the Lender to be material.

(p)	Change of Ownership

(i)	the Borrower ceases to be a directly or indirectly wholly-owned (share capital and voting rights) subsidiary of the Guarantor;

(ii)	the Guarantor ceases to be directly or indirectly in the 25% ownership (share capital and voting rights subject to the limitations on voting rights relating to election of board members, amendments and certain other matters as set out in the Limited Partnership Agreement) of the Sponsor or if any person or group of persons acting in concert (other than the Sponsor (or any wholly owned subsidiaries thereof) acquires more than 25% of the share capital or voting rights of the Guarantor;

(iii)	KNOT Offshore Partners GP LLC ceases to hold the right to appoint three (3) out of seven (7) board directors of the Guarantor;

(iv)	Nippon Yusen Kabushiki Kaisha ceases to hold directly or indirectly 50% shares in the Sponsor;

(v)	Any share of the capital stock of the Borrower is (without the prior written consent of the Lender) sold, transferred or assigned to, or pledged or hypothecated in favour of, or otherwise disposed of for the benefit of, any person other than the Lender;

(vi)	without the prior written consent of the Lender, such consent not to be unreasonably withheld, there is any change with regard to any director or officer of any of the Borrower or the Guarantor.

(q)	Failure to Insure

The Borrower fails to keep, throughout the Loan Period, the Vessel fully insured in accordance with the relevant provisions of the Vessel Mortgage.

(r)	Failure to Class

The Borrower fails to keep, throughout the Loan Period, the Vessel classed as DNV+1A1, ICE-1C,WINTERIZED COLD (-15â„ƒ, -35â„ƒ), CSR, Tanker for Oil ESP, BOW LOADING, SPM, COMF-V(3)C(3), HELDK-SH (CAA-N), OPP-F, E0, ESV-DP(HIL), F-AMC, CCO, DYNPOS-AUTR (A), NAUT-AW, VCS-2, CLEAN DESIGN, COAT-PSPC(B), CSA-FLS2, PLUS, BIS, TMON at such other similar classification society as the Lender shall accept.

(s)	Events of Default under the Vessel Mortgage

Any event of default described in the relevant clause of the Vessel Mortgage occurs or exists.

(t)	Modification

The Borrower consents, without the prior written consent of the Lender, to any modification and/or amendment, which would involve a material alteration of the terms or conditions of any of the Finance Documents, and/or termination of any of the Finance Documents, or the Borrower waives, without the prior written consent of the Lender, any of the Borrower’s rights and interest under any of the Finance Documents.

(u)	Delisting

The Guarantor ceases to be listed on the New York Stock Exchange (NYSE).

(v)	Failure to satisfy Conditions Subsequent

The Borrower fails to satisfy the conditions referred to in clause 3.3 (Conditions Subsequent) by the date stipulated in clause 3.5.

13.2	Cancellation and Repayment

At any time after the occurrence of an Event of Default (whether or not that Event of Default is then continuing), the Lender shall be entitled to exercise and enforce without further notice or demand all or any of the rights, powers and remedies under all or any of the Finance Documents then held by the Lender as security for the obligations of the Borrower under or pursuant to this Agreement if all amounts demanded by the Lender under this clause are not paid immediately or otherwise in accordance with such demand and may by notice to the Borrower do all or any of the following in addition and without prejudice to any other rights or remedies which it may have under any other Finance Document:

(a)	terminate the availability of the Commitment Amount, whereupon the Commitment Amount shall cease to be available for drawing, the undrawn portion of the Loan shall be cancelled and the Lender shall not be under any further obligation to make Advances; and/or

(b)	declare the Advance, accrued interest on the Advance and any other amounts then payable under any Finance Document to be immediately due and payable, whereupon those amounts shall become so due and payable; and/or

(c)	declare the Advance to be payable on demand, whereupon that Advance shall become payable on demand.

14.	SET-OFF

14.1	Set-off Rights

(a)	Set-Off By Lender

The Lender may at any time after it has made a demand on the Borrower under this Agreement (without further notice to the Borrower), notwithstanding any settlement of account or other matter whatsoever:

(i)	combine or consolidate all or any of the Borrower’s or the Guarantor’s then existing accounts with the Lender (whether ordinary, current, deposit, loan or of any other nature whatsoever, whether subject to notice or not, and which accounts may be terminated by the Lender at any time), and set off or transfer any sum standing to the credit of any one or more such accounts wherever situated, in or towards payment and satisfaction of all or any part of the Loan Balance, interest thereon, and other amounts payable to the Lender under or pursuant to this Agreement and the other Finance Documents, or otherwise in respect of the Loan (irrespective of the terms applicable to those accounts and whether or not those amounts are then due for repayment to the Borrower); and

(ii)	set off any other obligations (whether or not then due for performance) owed by the Lender to the Borrower,

against any liability of the Borrower to the Lender under the Finance Documents.

(b)	Legal Right of Set-Off

Nothing expressed or implied in this Agreement shall be regarded as in any way negating, prejudicing or otherwise affecting any right of set-off which the Lender may have as against the Borrower and/or the Guarantor as a matter of law.

14.2	Different Currencies

The Lender may exercise its rights under clause 14.1 (Set-off Rights) notwithstanding that the amounts concerned may be expressed in different currencies and the Lender is authorised to effect any necessary conversions at a market rate of exchange selected by it.

Where such combination, set-off or transfer requires the conversion of one currency into United States Dollars, such conversion shall be calculated by the Lender at the telegraphic transfer selling (including special discount of the Lender, if any) spot rate of exchange for the sale of United States Dollars quoted by the first class bank designated by the Lender to its customers in Hong Kong on the date of the combination, set-off or transfer or, if the Hong Kong foreign exchange market is not open on such day, on the immediately preceding day such market is open.

14.3	Unliquidated Claims

If the relevant obligation or liability is unliquidated or unascertained, the Lender may set off the amount which it estimates (in good faith) will be the final amount of that obligation or liability once it becomes liquidated or ascertained.

15.	NOTICES

15.1	Mode of Service

Except as specifically provided otherwise in this Agreement, any notice, demand, consent, agreement or other communication (a “Notice”) to be served under or in connection with any Finance Document will be in writing and be:

(a)	personally delivered; or

(b)	sent by postage prepaid registered airmail or mail; or

(c)	dispatched by fax, addressed, until further notice to other parties in writing of a change of address, as follows:

If to the Borrower:

To: Knutsen Shuttle Tankers 14 AS

c/o Knutsen NYK Offshore Tankers AS

P.O. Box 2017

N-5504 Haugesund Norway

Attention: Chief financial officer

Fax	: +47 52 70 40 40
E-mail	: finance@knutsenoas.com
omk@knutsenoas.com
kly@knutsenoas.com
jka@knutsenoas.com

If to the Lender:

To:	Mitsubishi UFJ Lease & Finance (Hong Kong) Limited
402 Far East Finance Centre, 16 Harcourt Road, Hong Kong

Attention:    Auto & Equipment Finance Division

Tel:	+852 2527 7620
Fax:	+852 2865 6471
Email:	wataru.hamanaka@hk.lf.mufg.jp

Copy to: Mitsubishi UFJ Lease & Finance Company Limited

5-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo, Japan

Attention:    Business Department No. 2

Tel:	+81 3 6865 3017
Fax:	+81 3 6865 3962
Email:	koichi.isoga@lf.mufg.jp
Manabu.fujita@lf.mufg.jp
takeshi.tsuruta@lf.mufg.jp

15.2	Deemed Service

(a)	Subject to sub-clause (b) below, a Notice will be deemed to be given as follows:

(i)	if by letter, when delivered personally or on actual receipt; and

(ii)	if by facsimile or e-mail, when delivered.

(b)	A Notice given in accordance with sub-clause (a) above but received on a day that is not a working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

15.3	Language

Each document, instrument, certificate, statement, notice, request, demand, consent or other communication referred to in this Agreement or to be delivered under or pursuant to this Agreement shall be in English.

16.	CONFIDENTIALITY

Subject to clause 17.4 (Disclosure of Information), the parties will keep the Finance Documents and their subject matter confidential, except to the extent that they are required by law or regulation to disclose the same. The Lender agrees with the Borrower to hold confidential all information which it acquires under or in connection with the Finance Documents, except to the extent it is required by law or regulation to disclose it or it comes into the public domain (otherwise than as a result of a breach of this clause 16). The Lender may, however, disclose any such information to its auditors, legal advisers or other professional advisers (the “Advisers”) for any purpose connected with the Finance Documents, provided that the Lender takes reasonable steps to procure that each Adviser maintains the confidentiality of that information.

17.	CHANGES TO PARTIES

17.1	No Transfer by the Borrower and Guarantor

This Agreement shall be binding upon, and enure to the benefit of, the Borrower, the Lender and their respective successors and assigns, except that the Borrower may not assign any of its rights, benefits or obligations under or pursuant to this Agreement without the prior written consent of the Lender (which consent the Lender shall have liberty, at its discretion, to give or withhold).

17.2	Transfers by the Lender

(a)	The Lender shall be entitled to assign, sub-participate or novate the whole or any part of its rights, benefits or obligations under or pursuant to this Agreement or any of the other Security Documents, provided that, in the case of any partial assignment or novation, the Borrower shall, and shall ensure that the Guarantor shall, continue to make all payments due under this Agreement or the Guarantee, as the case may be, to the Lender and the relevant assignee(s) in the proportion of their respective interests.

(b)	The Lender may in such manner and upon such terms as it shall think fit invite other banks or financial institutions to assign, sub-participate or novate in making the Loan available to the Borrower or in continuing the same.

(c)	Any additional taxes, costs or expenses which may be incurred in the course of or by reason of the assignment and/or sub-participation and/or novation by the Lender of its rights and obligations under this clause 17.2 or under the other Finance Documents which would not have been incurred by the Lender but for such assignment and/or sub-participation and/or novation shall be borne by the Lender or its assignees and/or its sub-participants.

(d)	The Borrower shall not be concerned in any way with any such assignment and/or sub-participation and/or novation save as provided by this clause 17.2.

17.3	Partial Assignment By Lender

If the Lender assigns the whole or any part of its rights, benefits or obligations pursuant to clause 17.2, all references in this Agreement to “Lender” shall thereafter be construed as including the Lender and/or such assignee(s) to the extent of their respective participation.

17.4	Disclosure of Information

The Lender may disclose on a confidential basis (but not so as to be in breach of any applicable securities law) to a proposed assignee, novatee, transferee or any sub-participant, risk participant or other participant proposing to enter or having entered into a contract with the Lender regarding the Finance Documents any information in the possession of the Lender relating to the Borrower and the Guarantors and their respective financial conditions, assets and properties (including, without limitation, the Vessel).

18.	INDEMNITIES

18.1	Indemnity Relating to the Vessel

The Borrower shall assume liability for and agrees to indemnify, protect, save and keep harmless the Lender, its assigns and agents, from and against any and all liabilities, losses, damages, injuries, claims, demands, suits, proceedings (whether civil or criminal), judgments, awards, fines, sanctions, penalties (including in particular, but without limitation to the foregoing generality, liabilities arising from any oil, liquid, gas or other substance emanating or threatening to emanate from the Vessel) or settlements, salvage, general average and all expenses, legal or otherwise, of whatsoever kind and nature arising from or in connection with:

(a)	any lien, charge or encumbrance of any nature on the Vessel or any claim of any nature on the Vessel by any third party, founded or unfounded, whether arising before or after the date of this Agreement, arising directly or indirectly from the transactions contemplated in this Agreement;

(b)	the ownership, lease, chartering, use, condition, maintenance or operation of the Vessel, and by whomsoever chartered, used or operated including any sub-bareboat/time charter; and

(c)	any failure on the part of the Borrower to perform or comply with any of the terms of this Agreement.

18.2	General Indemnity

(a)	The Borrower shall fully indemnify the Lender on the Lender’s demand in respect of all expenses, liabilities and losses which are incurred by the Lender, or which the Lender, reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(i)	the Advance not being borrowed on the Drawdown Dates for any reason other than a default by the Lender;

(ii)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(iii)	any failure (for whatever reason) by the Borrower to make payment of any amount due under this Agreement on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned); and/or

(iv)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under clause 13 (Events of Default);

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any of the Finance Documents.

(b)	Without limiting its generality, this clause 18.2 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender:

(i)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(ii)	in terminating, reversing or unwinding any contract concluded or entered into under or otherwise in connection with, any interest and/or currency swap or any other transaction (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement.

18.3	Currency Indemnity

Without prejudice to clause 18.1 (Indemnity Relating to the Vessel) and clause 18.2 (General Indemnity), if:

(a)	any amount payable by the Borrower under or in connection with any Finance Document is received by the Lender (or by an agent on behalf of the Lender) in a currency (the “Payment Currency”) other than that agreed in the relevant Finance Document (the “Agreed Currency”), whether as a result of any judgment or order, the enforcement of any judgment or order, the liquidation of the Borrower or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(b)	any amount payable by the Borrower under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining an order or judgment in any court or other tribunal; or

(iii)	enforcing any order or judgment given or made in relation to any Finance Document,

then the Borrower will, as an independent obligation, on demand indemnify the Lender for the deficiency and any loss sustained as a result. Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the Lender as being most appropriate for the conversion. The Borrower will also pay the costs of the conversion.

18.4	Waiver

The Borrower waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency other than that in which it is expressed to be payable in that Finance Document.

19.	MISCELLANEOUS

19.1	Certificates Conclusive

Save as expressly provided otherwise in any Finance Document, a certificate, determination, notification or opinion of the Lender stipulated for in any Finance Document or as to any rate of interest or any other amount payable under any Finance Document will be conclusive and binding on the Borrower, except in the case of manifest error.

19.2	Conflict between this Agreement and any Other Finance Document

If there is conflict in the meaning or otherwise between the terms of this Agreement and the terms of any other Finance Document, the terms of this Agreement shall govern.

19.3	No Implied Waivers

(a)	No failure or delay by the Lender in exercising any right, power or privilege under any Finance Document will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

(b)	The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights and remedies provided by law.

(c)	A waiver given or other consent granted by the Lender under any Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

19.4	Invalidity of any Provision

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

19.5	Originals

This agreement shall be executed in two originals, one of which shall be held and kept by the Lender and the Borrower respectively.

19.6	Loan Extension

The Lender may consider extension of the Loan prior to maturity if so requested by the Borrower. However, any extension shall be in the sole discretion of the Lender, and shall, if applicable, be on such terms as the Lender shall agree.

19.7	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by both the Lender and the Borrower.

19.8	Counterparts

This Agreement may be executed by the Lender and the Borrower respectively on separate counterparts, each of which for all purposes shall be deemed an original, without in any way adversely affecting the validity of this Agreement.

20.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

20.1	Governing Law

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by, and construed in all respects in accordance with, the laws of England.

20.2	Submission to Jurisdiction

The Borrower hereby irrevocably submits to the jurisdiction of the courts of England for the purpose of hearing and determining any dispute arising out of this Agreement and for the purpose of enforcement of any judgement against its assets and in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably waives the defence of forum non conveniens with regard to the maintenance of such action or proceedings.

20.3	Freedom of Choice

The submission to the jurisdiction of the courts referred to in clause 20.2 (Submission to Jurisdiction) shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

20.4	Service of Process

The Borrower hereby agrees to irrevocably appoint an agent in England to receive on its behalf service of summons and complaint and any other process which may be served in any action or proceedings, by no later than ten (10) Banking Days before the Drawdown Date.

IN WITNESS whereof this Agreement has been executed on the date first above written.

SCHEDULE 1

Documentary Conditions Precedent

Part A

1.	CERTIFICATES

1.1	A certificate in the agreed form from the Borrower duly signed by its authorised officer or attorney-in fact attaching the following documents, together with English translations thereof (if the original document is a non-English document):

(a)	a copy, duly certified as a true copy by a duly authorised officer or attorney-in-fact, of the certificate of registration issued by the Norwegian company registry or its equivalent document, in respect of the Borrower;

(b)	a copy, duly certified as a true copy by a duly authorised officer or attorney-in-fact of the Borrower, of the Articles of Association of the Borrower;

(c)	a certified copy of the resolution of the Board of Directors of the Borrower (or equivalent) approving the transactions and matters contemplated by this Agreement and the other Finance Documents and approving the execution, delivery and performance of each and authorising named persons to sign the Finance Documents and any documents to be delivered by the Borrower under any of the same;

(d)	if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders of the Borrower approving the transactions and matters contemplated by the Finance Documents; and

(e)	acknowledgment of appointment of a process agent in England for acceptance of service of process.

1.2	A certificate in the agreed form from each of the Guarantor signed by its authorised officer or attorney-in-fact attaching the following documents or any similar documents which have same meaning according to the legal jurisdiction of the Guarantor:

(a)	an original or a copy, duly certified as a true copy by a duly authorised officer or attorney-in-fact, of the Registry Certificate or the Certificate of Good Standing, issued by the Marshall Islands company registry or its equivalent document (as appropriate) in respect of the Guarantor;

(b)	a certified copy of the Articles of Incorporation and By-Laws or the Memorandum & Articles of Association (as appropriate) of the Guarantor;

(c)	a certified copy of the resolution of the Board of Directors of the Guarantor (or equivalent) approving the transactions and matters contemplated by the Guarantee, this Agreement and the other Finance Documents and approving the execution, delivery and performance of the Guarantee and authorising named persons to sign the Guarantee and any other documents to be delivered by the Guarantor under the Guarantee; and

(d)	if required under its constitutional or governing documents, a certified copy of a resolution of the shareholders of the Guarantor approving the transactions and matters contemplated by the Finance Documents.

2.	DOCUMENTS

Each of the following documents in the agreed form duly executed and delivered by all parties to them:

(a)	an original Guarantee;

(b)	a legal opinion in respect of the enforceability of the Guarantee under Marshall Islands law, to be provided by Marshall Islands counsel, in form and substance satisfactory to the Lender;

(c)	any other evidence or documents as the Lender may request.

Part B

1.	CERTIFICATES

A certificate in the agreed form from the Borrower duly signed by its authorised officer or attorney-in-fact attaching the following documents, together with English translations thereof:

(a)	a copy of the permanent Ship’s Safety Management Certificate on the Vessel and the Borrower’s document of compliance as required by the International Safety Management Code regulated by the International Maritime Organization;

2.	DOCUMENTS

Each of the following documents in the agreed form duly executed and delivered by all parties to them:

(a)	one original of the Deed of Covenants in respect of the Vessel Mortgage duly executed by the authorised officer of the Borrower;

(b)	an original Vessel Mortgage, together with any and all documents and instruments required for the Vessel Mortgage to be registered with the relevant authorities in the United Kingdom;

(c)	an original Assignment of Insurance, together with any and all documents and instruments to be delivered to the Lender under the Assignment of Insurance;

(d)	a copy of a Notice of Assignment signed by the Borrower addressed to the Insurer;

(e)	a copy of a Notice of Assignment signed by the Borrower addressed to the P&I Club;

(f)	an original Factoring Agreement, together with any and all documents and instruments to be delivered to the Lender under the Factoring Assignment;

(g)	an original Pledge of Accounts, together with any and all documents and instruments to be delivered to the Lender under the Pledge of Accounts;

(h)	an original Share Pledge, together with any and all documents and instruments to be delivered to the Lender under the Share Pledge;

(i)	an original free of encumbrance certificate or its equivalent dated not more than five (5) Banking Days prior to the date of the Drawdown date certifying that the Vessel is free from registered mortgages and encumbrances;

(j)	an original undertaking from the Borrower to release all the security interests under the Existing Facility;

(k)	any other evidence or documents as the Lender may request.

Part C

1.	CERTIFICATES

A certificate in the agreed form from the Borrower duly signed by its authorised officer or attorney-in-fact attaching the following documents, together with English translations thereof:

(a)	a copy of the provisional certificate of the registry of the Vessel in the name of the Borrower issued by the United Kingdom authority;

(b)	a copy of the provisional radio station certificate of the Vessel;

(c)	a copy of all documentary evidence that the present class of the Vessel is maintained in the name of the Borrower;

(d)	a cover note or letter of undertaking issued by the relevant Insurer of such insurance on the Vessel taken out by and in the name of the Borrower and/or any bareboat charterer as required under the relevant provisions of the Vessel Mortgage in or to which policies such loss payable clause and notice of cancellation clauses as required under the relevant provisions of the Assignment of Insurance will following delivery of the Vessel be duly endorsed or attached; and

(e)	a copy of all entry certificates of the Vessel in the ownership of the Borrower and/or any bareboat charterer by the P&I Club and a copy of the rules of the P&I Club in or on which, if so requested by the Lender, a loss payable clause and notice of cancellation clauses will following delivery of the Vessel be endorsed or contained.

2.	DOCUMENTS

Each of the following documents in the agreed form duly executed and delivered by all parties to them:

(a)	a legal opinion in respect of the enforceability of the Vessel Mortgage under English law, to be provided by the Borrower from English law counsel, in form and substance satisfactory to the Lender;

(b)	legal opinion in respect of the enforceability of the Factoring Agreement, the Pledge of Accounts and the Share Pledge;

(c)	one original of the Acceptance and Acknowledgement in relation to the Assignment of Insurance, executed by the Insurer in favor of the Lender; and

(d)	such further evidence or documents as the Lender as at the date hereof may have requested or hereafter may request.

SCHEDULE 2

Drawdown Notice

To:	Mitsubishi UFJ Lease & Finance (Hong Kong) Limited
c/o Mitsubishi UFJ Lease & Finance Co., Ltd.
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo, Japan

Attention: Business Department No. 2

From:	Knutsen Shuttle Tankers 14 AS

Date:	[]

Dear Sirs,

We refer to a loan agreement (the “Loan Agreement”) for refinancing the purchase of one (1) 123,000 dwt Suezmax shuttle tanker presently known as MT HILDA KNUTSEN dated 31 March 2017 and made by and between Mitsubishi UFJ Lease & Finance (Hong Kong) Limited as lender and ourselves as the borrower.

We hereby give notice in accordance with clause 4.1 (Delivery of Drawdown Notices) of the Loan Agreement of our intention to draw down thereunder and request the drawdown be made as follows:

(a) Amount:	[ ] United States Dollars ($[])
(b) Drawdown Date:	[ ]
(c) Payment should be made to:	Account No. [ ] at [ ], [ ] office in the name of [ ]

We confirm that:

(i)	the representations and warranties made in clause 11 (Representations and Warranties) of the Loan Agreement stipulated as being made or repeated on the date of this Drawdown Notice are true and accurate as if made in relation to the facts and circumstances existing on that date; and

(ii)	no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.

Terms defined in the Loan Agreement have the same meanings when used in this Drawdown Notice.

.

[President & Director]

for and on behalf of

Knutsen Shuttle Tankers 14 AS

SCHEDULE 3

Repayment Schedule

Time	Date	Principal Repayment in USD	Outstanding Loan Balance in USD
		$0	$100,000,000
1	3 month from the Drawdown Date	$1,538,464	$98,461,536
2	6 months from the Drawdown Date	$1,538,464	$96,923,072
3	9 months from the Drawdown Date	$1,538,464	$95,384,608
4	12 months from the Drawdown Date	$1,538,464	$93,846,144
5	15 months from the Drawdown Date	$1,538,464	$92,307,680
6	18 months from the Drawdown Date	$1,538,464	$90,769,216
7	21 months from the Drawdown Date	$1,538,464	$89,230,752
8	24 months from the Drawdown Date	$1,538,464	$87,692,288
9	27 months from the Drawdown Date	$1,538,464	$86,153,824
10	30 months from the Drawdown Date	$1,538,464	$84,615,360
11	33 months from the Drawdown Date	$1,538,464	$83,076,896
12	36 months from the Drawdown Date	$1,538,464	$81,538,432
13	39 months from the Drawdown Date	$1,538,464	$79,999,968
14	42 months from the Drawdown Date	$1,538,464	$78,461,504
15	45 months from the Drawdown Date	$1,538,464	$76,923,040
16	48 months from the Drawdown Date	$1,538,464	$75,384,576
17	51 months from the Drawdown Date	$1,538,464	$73,846,112
18	54 months from the Drawdown Date	$1,538,464	$72,307,648
19	57 months from the Drawdown Date	$1,538,464	$70,769,184
20	60 months from the Drawdown Date	$1,538,464	$69,230,720
21	63 months from the Drawdown Date	$1,538,464	$67,692,256
22	66 months from the Drawdown Date	$1,538,464	$66,153,792
23	69 months from the Drawdown Date	$1,538,464	$64,615,328
24	72 months from the Drawdown Date	$1,538,464	$63,076,864
25	75 months from the Drawdown Date	$1,538,464	$61,538,400
26	78 months from the Drawdown Date	$1,538,464	$59,999,936
27	81 months from the Drawdown Date	$1,538,464	$58,461,472
28	84 months from the Drawdown Date	$58,461,472	$0

Signatories to the Loan Agreement

KNUTSEN SHUTTLE TANKERS 14 AS	)
as Borrower	)
was hereunto affixed in accordance with its	)
Articles of Association	)

/s/ Junichi Katayama
Name: Junichi Katayama
Title: Attorney-in-Fact

MITSUBISHI UFJ LEASE & FINANCE (HONG KONG) LIMITED

As Lender

/s/ Teppei Tomikawa
Name: Teppei Tomikawa
Title: Managing Director

I certify that on the 31st day of March 2017, this agreement was duly executed by the above parties in my presence:

Signature: /s/ Wataru Hamanaka

Name: Wataru Hamanaka

Address: MITSUBISHI UFJ LEASE & FINANCE (HONG KONG) LIMITED

                402 Far East Finance Centre, 16 Harcourt Road, Hong Kong

Occupation: Deputy Managing Director